                                                                    EXHIBIT 99.2

                          THE COLONIAL BANCGROUP, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE PERIOD ENDED SEPTEMBER 30, 2001 AND 2000




                                                                                                               Page
                                                                                                              Number


Financial Statements (Unaudited)

Consolidated Statements of Condition - September 30, 2001, December 31, 2000 and September 30, 2000              3

Consolidated Statements of Income -Nine months ended September 30, 2001 and September 30, 2000 and Three
months ended September 30, 2001 and September 30, 2000                                                           4

Consolidated Statements of Comprehensive Income - Nine months ended September 30, 2001 and September 30
2000 and Three months ended September 30, 2001 and September 30, 2000                                            5

Consolidated Statements of Cash Flows - Nine months ended September 30, 2001 and September 30, 2000            6-7

Notes to Consolidated Financial Statements - September 30, 2001                                                  8

Management's Discussion and Analysis of Financial Condition and Results of Operations                           14



CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

These financial statements contain "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) deposit attrition, customer loss, or revenue loss in the ordinary course of business; (ii) increases in competitive pressure in the banking industry; (iii) changes in the interest rate environment which reduce margins; (iv) costs or difficulties related to the integration of the institutions and businesses recently acquired or to be acquired by BancGroup are greater than expected, (v) general economic conditions, either nationally or regionally, that are less favorable then expected, resulting in, among other things, a deterioration in credit quality, (vi) changes which may occur in the regulatory environment; (vii) a significant rate of inflation or deflation; and
(viii) changes in the securities markets. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)


                                                                    September 30,         December 31,        September 30,
                                                                         2001                 2000                 2000
                                                                 ---------------------------------------------------------------
ASSETS:
Cash and due from banks                                          $    306,603         $    353,217         $    288,588
Interest-bearing deposits in banks and federal funds sold              72,497               24,339               69,682
Securities available for sale                                       1,905,705            1,469,684            1,502,850
Investment securities                                                  32,675               47,048               50,675
Mortgage loans held for sale                                           24,668                9,866                9,940
Loans, net of unearned income                                       9,979,118            9,642,954            9,317,973
Less: Allowance for loan losses                                      (115,344)            (110,055)            (106,913)
                                                                --------------------------------------------------------
Loans, net                                                          9,863,774            9,532,899            9,211,060
Premises and equipment, net                                           190,444              192,344              193,816
Excess of cost over tangible and identified intangible
  assets acquired, net                                                 89,778               74,708               76,013
Other real estate owned                                                12,805                8,978                6,631
Accrued interest and other assets                                     287,456              286,538              325,905
                                                                --------------------------------------------------------
TOTAL ASSETS:                                                   $  12,786,405        $  11,999,621        $  11,735,160
                                                                ========================================================

LIABILITIES AND SHAREHOLDERS EQUITY:
Deposits                                                        $   8,261,121        $   8,355,849        $   8,242,545
FHLB short-term borrowings                                             50,000              425,000              475,000
Other short-term borrowings                                         1,837,072            1,472,558            1,489,980
Subordinated debt                                                     274,047              111,900              111,929
Trust preferred securities                                             73,000               73,000               73,000
FHLB long-term debt                                                 1,241,053              574,022              371,136
Other long-term debt                                                   89,059              103,325              135,475
Other liabilities                                                     101,438              108,867               94,772
                                                                --------------------------------------------------------
Total liabilities                                                  11,926,790           11,224,521           10,993,837
                                                                --------------------------------------------------------

SHAREHOLDERS' EQUITY:
Common Stock, $2.50 par value; 200,000,000 shares
   authorized; 114,888,150, 114,668,279, and
   114,671,039 shares issued at September 30, 2001,
   December 31, 2000, and September 30, 2000, respectively            287,221              286,671              286,678
Treasury stock (2,423,512, 2,773,782, and 2,788,420 at
   September 30, 2001, December 31, 2000, and September 30,
   2000, respectively)                                                (25,506)             (26,467)             (26,607)
Additional paid in capital                                            127,568              123,272              123,322
Retained earnings                                                     449,529              399,972              383,567
Unearned compensation                                                  (3,661)              (2,541)              (2,942)
Accumulated other comprehensive income (loss),
   net of taxes                                                        24,464               (5,807)             (22,695)
                                                                --------------------------------------------------------
Total shareholders' equity                                            859,615              775,100              741,323
                                                                --------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $  12,786,405        $  11,999,621        $  11,735,160
                                                                ========================================================


Note: The financial results have been restated to reflect the October 25, 2001 merger with manufacturers Bancshares accounted for as a pooling of interests. See Notes Band D.

     See Notes to the Unaudited Condensed Consolidated Financial Statements

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                         Nine Months Ended                     Three Months Ended
                                                           September 30,                         September 30,
                                                   --------------------------------------------------------------------
                                                       2001               2000               2001               2000
                                                       ----               ----               ----               ----
INTEREST INCOME:
   Interest and fees on loans                        $ 615,077         $ 592,187          $ 193,202          $ 207,105
   Interest on investments                              76,863            82,312             27,346             27,609
   Other interest and dividends income                   2,291             2,719                493                885
                                                   ------------    --------------     --------------    ---------------
Total interest income                                  694,231           677,218            221,041            235,599
                                                   ------------    --------------     --------------    ---------------

INTEREST EXPENSE:
   Interest on deposits                                260,177           262,066             77,486             94,617
   Interest on short-term borrowings                    55,925            68,906             13,102             27,079
   Interest on long-term debt                           65,540            45,675             25,384             15,118
                                                   ------------    --------------     --------------    ---------------
Total interest expense                                 381,642           376,647            115,972            136,814
                                                   ------------    --------------     --------------    ---------------

NET INTEREST INCOME                                    312,589           300,571            105,069             98,785
Provision for loan losses                               24,843            21,917              7,901              8,886
                                                   ------------    --------------     --------------    ---------------
Net Interest Income After Provision for
  Loan Losses                                          287,746           278,654             97,168             89,899
                                                   ------------    --------------     --------------    ---------------

NONINTEREST INCOME:
   Service charges on deposit accounts                  30,890            28,990             10,706              9,873
   Wealth management                                     6,499             6,842              1,975              1,900
   Electronic banking                                    4,861             4,152              1,661              1,415
   Mortgage origination                                  5,414             4,516              1,896              2,106
   Securities gains (losses), net                        1,945               (40)                 -                 21
   Other income                                         14,189            14,216              4,517              5,640
                                                   ------------    --------------     --------------    ---------------
Total noninterest income                                63,798            58,676             20,755             20,955
                                                   ------------    --------------     --------------    ---------------

NONINTEREST EXPENSE:
   Salaries and employee benefits                      107,163            97,362             35,567             33,167
   Occupancy expense of bank premises, net              25,891            23,079              8,796              7,987
   Furniture and equipment expenses                     21,984            22,019              7,310              7,437
   Amortization of intangibles                           5,390             3,919              2,102              1,306
   Other expense                                        49,094            47,431             15,557             15,035
                                                   ------------    --------------     --------------    ---------------
Total noninterest expense                              209,522           193,810             69,332             64,932
                                                   ------------    --------------     --------------    ---------------


INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                         142,022           143,520             48,591             45,922
Applicable income taxes                                 51,226            52,611             17,524             16,819
                                                   ------------    --------------     --------------    ---------------
INCOME FROM CONTINUING OPERATIONS                       90,796            90,909             31,067             29,103

Discontinued Operations:
  Net loss from discontinued operations and
  loss on disposal, net of income taxes of
  ($371), ($2,844), ($371), and $0 for the nine
  months ended and for the three months ended
  September 30, 2001 and 2000, respectively               (613)           (4,699)              (613)                 -
                                                   ------------    --------------     --------------    ---------------
NET INCOME                                          $   90,183         $  86,210           $ 30,454          $  29,103
                                                   ============    ==============     ==============    ===============

EARNINGS PER SHARE:
   INCOME FROM CONTINUING OPERATIONS:

        Basic                                       $     0.79         $    0.79           $   0.27          $    0.25
        Diluted                                     $     0.78         $    0.78           $   0.27          $    0.25
   NET INCOME
        Basic                                       $     0.79         $    0.75           $   0.27          $    0.25
        Diluted                                     $     0.78         $    0.75           $   0.26          $    0.25

     See Notes to the Unaudited Condensed Consolidated Financial Statements

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)



                                                    Nine Months Ended                     Three Months Ended
                                                      September 30,                         September 30,
                                             -------------------------------     ---------------------------------
                                                   2001               2000               2001               2000
                                                   ----               ----               ----               ----
NET INCOME                                     $   90,183         $  86,210          $  30,454          $  29,103
OTHER COMPREHENSIVE INCOME, NET OF TAXES:
  Unrealized gains on securities
      available for sale arising during
      the period, net of taxes                     31,516             6,096             16,786              9,804
  Less:  reclassification adjustment for
      net (gains) included in net income           (1,245)              (18)                 -                (13)
                                             -------------    --------------     --------------    ---------------
COMPREHENSIVE INCOME                           $  120,454         $  92,288          $  47,240          $  38,894
                                             =============    ==============     ==============    ===============


     See Notes to the Unaudited Condensed Consolidated Financial Statements

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                          -------------------------------------
                                                                                 2001              2000
                                                                          -------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       $     34,831      $    297,945
                                                                          -------------------------------------
Cash flows from investing activities:
  Proceeds from maturities and calls of securities available for sale                368,710           147,171
  Proceeds from sales of securities available for sale                                55,998           178,835
  Purchase of securities available for sale                                         (740,595)         (308,162)
  Proceeds from maturities of investment securities                                   14,174            13,541
  Net increase in loans                                                             (312,709)         (912,018)
  Cash received in bank acquisitions                                                  33,298                 -
  Capital expenditures                                                               (20,616)          (18,144)
  Proceeds from sale of other real estate owned                                        6,648             9,009
  Other, net                                                                           3,666             2,102
                                                                          -------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                               (591,426)         (887,666)
                                                                          -------------------------------------

Cash flows from financing activities:
  Net (decrease) increase in demand, savings, and time deposits                     (197,742)           69,722
  Net increase in federal funds purchased,
    repurchase agreements and other short-term borrowings                            194,509           646,126
  Proceeds from issuance of long-term debt                                           667,447            56,500
  Repayment of long-term debt                                                       (219,677)         (150,908)
  Proceeds from issuance of subordinated debt                                        150,000                 -
  Proceeds from issuance of common stock                                               5,620             5,441
  Proceeds from sale of treasury stock                                                 7,380                 -
  Purchase of treasury stock                                                          (8,772)          (32,317)
  Dividends paid ($0.24 and $0.22 per share for
    2001 and 2000, respectively)                                                     (40,626)          (37,306)
                                                                          -------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                            558,139           557,258
                                                                          -------------------------------------
Net increase (decrease) in cash and cash equivalents                                   1,544           (32,463)

Cash and cash equivalents at beginning of year                                       377,556           390,733
                                                                          -------------------------------------
Cash and cash equivalents at September 30                                       $    379,100      $    358,270
                                                                          =====================================

     See Notes to the Unaudited Condensed Consolidated Financial Statements

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                           Nine Months Ended
                                                                              September 30,
                                                                   -------------------------------------
                                                                          2001              2000
                                                                   -------------------------------------
Cash paid during the year for:
  Interest                                                                $   391,744       $   381,410
  Income taxes                                                                 51,226            52,611
Non-cash investing activities:
  Transfer of loans to other real estate                                  $     8,399       $     6,931
  Securitization of residential mortgage loans                                307,523                 -
  Origination of loans for the sale of other real estate                          169             3,085
Non-cash financing activities:
  Conversion of subordinated debentures                                   $       643       $       119


     See Notes to the Unaudited Condensed Consolidated Financial Statements.

                  THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: ACCOUNTING POLICIES

The Colonial BancGroup, Inc. and its subsidiaries ("BancGroup" or the "Company") have not changed their accounting and reporting policies from those stated in the 2000 annual report on Form 10-K. These unaudited interim financial statements should be read in conjunction with the audited financial statements and footnotes included in BancGroup's 2000 annual report on Form 10-K.

In the opinion of BancGroup, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2001 and 2000 and the results of operations and cash flows for the interim periods ended September 30, 2001 and 2000. All 2001 interim amounts are subject to year-end audit, and the results of operations for the interim period herein are not necessarily indicative of the results of operations to be expected for the year.

NOTE B: BASIS OF PRESENTATION

The consolidated financial statement of The Colonial BancGroup, Inc. and subsidiaries have been prepared to give retroactive effect to the pooling of interests method business combination with Manufacturers Bancshares, Inc. ("Manufacturers") on October 25, 2001. Generally Accepted Accounting Principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they became the historical consolidated financial statements of The Colonial BancGroup, Inc. and subsidiaries after post merger results covering the date of consummation of the business combinations were issued.

NOTE C: COMMITMENTS AND CONTINGENCIES

BancGroup and its subsidiaries are from time to time defendants in legal actions arising from normal business activities. Management does not anticipate that the ultimate liability arising from litigation outstanding at September 30, 2001 will have a materially adverse effect on BancGroup's financial statements.

NOTE D: BUSINESS COMBINATIONS AND ACQUISITIONS

On January 13, 2001, Colonial Bank acquired two branches in Nevada from First Security Bank in a branch divestiture resulting from its merger with Wells Fargo. Through this acquisition, the Company purchased $49.5 million in loans and assumed $102.9 million in deposits.

The previously announced acquisition of Manufacturers Bancshares, Inc. ("Manufacturers") and its wholly owned subsidiary, Manufacturers Bank of Florida ("Manufacturers Bank") was consummated on October 25, 2001. Manufacturers Bank operated four branches in the Tampa area and had $297.4 million in assets as of September 30, 2001. BancGroup issued 4,458,437 shares of its common stock to shareholders of Manufacturers, including shares issued pursuant to the exercise of Manufacturers stock options. This transaction was accounted for as a pooling of interests and all prior periods have been restated to include results on a combined basis.

The previously announced branch purchase and assumption agreement with Union Planters Corporation to acquire 13 Union Planters offices was completed on October 11, 2001. This transaction was accounted for as a purchase with approximately $21 million in intangible assets.

The following is summary operating information for BancGroup showing the effect of the business combination described in the preceding paragraphs (years prior to consummation).

                         As originally         Effect of            Currently
(In thousands)             Reported            Poolings             Reported
- --------------           -------------         ---------            ---------
Quarters ended:
 September 30, 2001
  Net interest income       $102,094            $2,975               $105,069
  Noninterest income          20,416               339                 20,755
  Net Income                  30,143               311                 30,454


 September 30, 2000
  Net interest income         96,166             2,619                 98,785
  Noninterest income          20,649               306                 20,955
  Net Income                  28,561               542                 29,103

NOTE E: RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

Under this Statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

On September 23, 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," an amendment to delay the effective date of SFAS No. 133. The effective date for this statement was delayed from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. BancGroup adopted SFAS No. 133 and SFAS No. 137 on January 1, 2001 and as of the date of these financial statements, all of BancGroup's hedging relationships qualified for hedge accounting treatment per these statements. The effect of these statements is immaterial to the financial statements presented.

On September 29, 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of

FASB Statement No. 125." This statement is effective for transfers after April 1, 2001. The implementation of SFAS No. 140 did not have a material impact on BancGroup's financial statements.

On June 29, 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations". The effective date for this statement is effective for all business combinations initiated after June 30, 2001. This statement supercedes Accounting Principles Board Opinion No. 16, "Business Combinations". SFAS No. 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001, establishes specific criteria for the recognition of intangible assets separately from goodwill, and requires unallocated negative goodwill to be written off immediately as an extraordinary gain instead of being deferred and amortized.

On June 29, 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Intangible Assets". The effective date for this statement is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires that goodwill and indefinite lived intangible assets no longer be amortized, that goodwill will be tested for impairment at least annually, that intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and that amortization period of intangible assets with finite lives will no longer be limited to forty years. Management is currently evaluating the impact that SFAS No. 142 will have on BancGroup's financials.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations". The effective date for this statement is January 1, 2003, with early adoption permitted. SFAS No. 143 addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets resulting from acquisition, construction, development, or the normal operation of a long-lived asset. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized as a liability in the period in which it is incurred. The asset retirement obligation is to be capitalized as part of the carrying amount of the long-lived asset and the expense is to be recognized over the useful life of the long-lived asset. Management is currently evaluating the impact that SFAS No. 143 will have on BancGroup's financials.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The effective date for this statement is January 1, 2002 and supersedes SFAS No. 121. SFAS No. 144 carries forward from SFAS No. 121 the fundamental guidance related to the recognition and measurement of an impairment loss related to assets to be held and used and provides guidance related to the disposal of long-lived assets to be abandoned or disposal by sale. Management is currently evaluating the impact that SFAS No. 144 will have on BancGroup's financials.

NOTE F: DISCONTINUED OPERATIONS

As noted in prior quarters, in July 2000 the Company decided to exit the mortgage servicing business and discontinue the operations of mortgage servicing as a separate business unit. As of December 31, 2000, all loan transfers were completed and the mortgage servicing rights removed from the Company's balance sheet. In addition, the escrow and custodial deposits related to those servicing rights have been transferred out of Colonial Bank resulting in a $209 million reduction in average noninterest bearing deposits from September 30, 2000 to September 30, 2001. At September 30, 2001, the balance sheet of the Company includes approximately $5.4 million in receivables and other advances related to the various transfers of servicing. These receivable and advance balances represent the expected recoverable amounts once all documentation supporting the transferred loans is provided to the new servicer. The anticipated costs of providing the necessary documents have been accrued. However, due to the volume of loans transferred and the costs and complexity in providing certain documentation, the Company revised its estimate of the cost to complete the disposition of this business resulting in a $613,000 after-tax expense in the third quarter of 2001. Current estimate of recoverable amounts or costs may be revised for future periods.

NOTE G: MORTGAGE SERVICING RIGHTS

An analysis of mortgage servicing rights and the related valuation reserve is as follows: (in thousands)

                                                Nine Months Ended
                                                   September 30
                                         --------------------------------
                                               2001             2000
                                         --------------------------------

MORTGAGE SERVICING RIGHTS
Balance, January 1                           $       -       $  265,888
Additions, net                                       -              981
Sales                                                -         (203,712)
Scheduled amortization                               -          (13,432)
Hedge losses applied                                 -          (49,725)
                                         --------------   ---------------
Balance, September 30                                -                -
                                         --------------   ---------------

VALUATION RESERVE
Balance, January 1                                   -           27,483
Reductions                                           -          (27,783)
Additions                                            -              300
                                         --------------   ---------------
Balance, September 30                                -                -
                                         --------------   ---------------
Mortgage Servicing Rights, net               $       -       $        -
                                         ==============   ===============


As a result of the exit of the mortgage servicing business, all hedges related to MSR's were liquidated during the third quarter of 2000.

NOTE H: EARNINGS PER SHARE

The following table reflects a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation:

(Dollars in thousands, except
per share amounts)

                                             Nine Months Ended September 30,       Three Months Ended September 30,
                                         -------------------------------------    ----------------------------------
                                                                     Per Share                             Per Share
                    2001                   Income        Shares        Amount      Income       Shares       Amount
                                         -----------    --------     ---------    --------    ----------   ---------
    Basic EPS

     Net Income                             $90,183      114,697      $   0.79      $30,454     114,892      $  0.27

      Effect of dilutive securities:
          Options                                            637                                    803
          Convertible debentures                136          552                         39         504
- --------------------------------------------------------------------------------------------------------------------
    Diluted EPS                             $90,319      115,886      $   0.78      $30,493     116,199      $  0.26
- --------------------------------------------------------------------------------------------------------------------

                 2000

    Basic EPS

      Net income                            $86,210      114,915      $   0.75      $29,103     114,262     $   0.25

      Effect of dilutive securities
          Options                                            323                                    307
          Convertible debentures                143          598                         48         593
- --------------------------------------------------------------------------------------------------------------------
    Diluted EPS                             $86,353      115,836      $   0.75      $29,151     115,162     $   0.25
- --------------------------------------------------------------------------------------------------------------------


NOTE I: SEGMENT INFORMATION

Through its wholly owned subsidiary Colonial Bank, BancGroup has previously segmented its operations into two distinct lines of business: Commercial Banking and Mortgage Banking. Mortgage Banking was discontinued as a line of business in 2000 (See Note F to the Consolidated Financial Statements). Colonial Bank operates 259 branches throughout 6 states.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

FINANCIAL CONDITION:

Ending balances of total assets, securities, mortgage loans held for sale, net loans, mortgage servicing rights, deposits, and long term debt changed for the nine months and twelve months ended September 30, 2001, respectively, as follows (Dollars in thousands):


                                           December 31, 2000             September 30, 2000
                                         to September 30, 2001          To September 30, 2001
                                          Increase (Decrease)            Increase (Decrease)
                                     ----------------------------------------------------------
                                          Amount           %              Amount          %
                                     ----------------------------------------------------------
Assets:
     Bank                            $   813,910           6.8%      $  1,139,031         9.8%
     Mortgage Banking                    (27,489)        -78.4%           (88,539)      -92.1%
     Other                                   363           2.6%               753         5.5%
                                     ----------------------------------------------------------
Total Assets                             786,784           6.6%         1,051,245         9.0%
Securities                               421,648          27.8%           384,855        24.8%
Loans, net of unearned income            336,164           3.5%           661,145         7.1%
Deposits:
     Bank                                (82,451)         -1.0%           137,089         1.7%
     Mortgage Banking                    (12,277)        -98.7%          (118,513)      -99.9%
                                     ----------------------------------------------------------
Total Deposits                           (94,728)         -1.1%            18,576         0.2%
Short-term debt                          (10,486)         -0.5%           (77,908)       -4.0%
Long-term debt                           814,912          94.5%           985,619       142.5%

Assets:

BancGroup's assets have increased 9.0% and 6.6% since September 30, 2000 and December 31, 2000, respectively. This growth resulted primarily from increases in investment securities and internal loan growth throughout BancGroup's banking regions partially offset by the decline in mortgage banking assets due to the discontinuance of this line of business, as discussed in Note F to the consolidated financial statements.

Securities:

Investment securities and securities available for sale have increased $384.9 million (24.8%) and $421.6 million (27.8%) from September 30, 2000 and December 31, 2000, respectively. In addition to normal business activities, in June 2001, BancGroup securitized and retained as investments $307 million of single-family real estate loans. BancGroup retained substantially all of the securitized assets which are reflected as mortgage backed securities in the investment portfolio.

Loans and Mortgage Loans Held for Sale:

Loans, net of unearned income, have increased $661.1 million (7.1%) and $336.2 million (3.5%) from September 30, 2000 and December 31, 2000, respectively. Loan growth was partially offset by the securitization of $307 million of single-family real estate loans which were transferred to securities in the investment portfolio as mortgage backed securities during the second quarter of 2001. The Mortgage Warehouse Lending unit, which provides lines of credit secured by single-family residential loans in the process of being sold, contributed $550.2 million and $470.5 million of this growth from September 30, 2000 and December 31, 2000, respectively. In addition to internal growth, $49.5 million of the increase in loans was the result of the acquisition of two branches in Nevada, as discussed in Note D of the consolidated financial statements.


GROSS LOANS BY CATEGORY                             September 30,     December 31,     September 30,
(Dollars in thousands)                                  2001              2000             2000
                                                    ------------------------------------------------
Commercial, financial, and agricultural            $  1,184,310      $  1,264,281      $  1,208,078
Real estate-commercial                                3,449,252         3,208,911         3,063,666
Real estate-construction                              2,138,990         1,700,281         1,717,987
Real estate-residential                               2,065,662         2,697,934         2,594,241
Installment and consumer                                251,958           278,739           291,795
Mortgage warehouse lending                              847,448           376,995           297,297
Other                                                    41,852           116,161           145,259
                                                 ---------------------------------------------------
Total Loans                                        $  9,979,472      $  9,643,302      $  9,318,323
                                                 ===================================================


Commercial loans collaterialized by real estate and construction loans increased approximately $240.3 million and $438.7 million, respectively from December 31, 2000 and $385.6 million and $421.0 million, respectively, from September 30, 2000. Mortgage Warehouse Lending's loan growth was due primarily to declines in mortgage interest rates which significantly increased the volume of mortgage loan applications for new and refinanced borrowing. The decrease in Residential Real Estate is primarily due to the second quarter securitization previously discussed. The remaining decrease in Residential Real Estate is due to a shift from portfolio adjustable rate products to fixed rate products which are sold in the secondary market. BancGroup's loans are concentrated in various areas of Alabama, the metropolitan Atlanta market in Georgia as well as its markets in Florida, Nevada, and Texas.

BancGroup does not have a syndicated lending department; however, the Company has commitments (including unfunded amounts) that fall within the regulatory definition of a "shared national credit". These commitments total approximately $552 million, up from $193 million at December 31, 2000. Substantially all of this increase was attributed to the growth within our Mortgage Warehouse Lending unit.

Management believes that any existing distribution of loans, whether geographically, by industry, or by borrower, does not expose BancGroup to unacceptable levels of risk. The current distribution of loans remains diverse in location, size, and collateral function. These differences, in addition to our emphasis on quality underwriting, serve to reduce the risk of losses. The following chart reflects the geographic diversity and industry distribution of Construction and Commercial Real Estate loans as of September 30, 2001.

                      CONSTRUCTION & COMMERCIAL REAL ESTATE

                 GEOGRAPHIC DIVERSITY AND INDUSTRY DISTRIBUTION

                               SEPTEMBER 30, 2001


(Dollars in thousands)            Construction              Commercial Real Estate
                               --------------------       -----------------------------
Average Loan Size                      $       416                  $        487

Geographic Diversity
       Alabama                         $   348,475                  $    851,795
       Georgia                             388,523                       473,195
       Florida                           1,006,305                     1,566,001
       Texas                               179,476                       120,986
       Nevada                              121,495                       136,189
       Other                                94,716                       301,086
                               --------------------       -----------------------
Total                                 $  2,138,990                 $   3,449,252

- -----------------------------------------------------------------------------------------------------------------------------


Industry Distribution                % of Industry Distribution to                       % of Industry Distribution to
                                   -------------------------------                   ------------------------------------
                                    Construction         Total                        Commercial Real           Total
                                     Portfolio         Portfolio                     Estate Portfolio         Portfolio
                                  ---------------    -------------                   ----------------        -----------
       1-4 Family Residential            26%                  6%       Retail                    18%                 6%
       Developments                      20%                  4%       Office                    17%                 6%
       Land Only                         17%                  4%       Multi-Family              13%                 4%
       Multi-Family                       8%                  2%       Lodging                   11%                 4%
       Retail                             6%                  1%       Nursing Home               6%                 2%
       Condominium                        6%                  1%       Warehouse                  5%                 2%
       Other (13 types)                  17%                  4%       Other (11 types)          30%                10%
                                    --------           ---------                             --------          ---------
                                                                     Total Commercial
   Total Construction                   100%                 22%       Real Estate              100%                34%
                                    --------            --------                             --------          ---------
- ------------------------------------------------------------------------------------------------------------------------

Characteristics of the 75 Largest Loans

                                                             Construction                    Commercial Real Estate
                                                             ------------                    ----------------------
75 Largest Loans Total                                        $   758,195                              $    745,322
    % of 75 largest loans to category total                         35.6%                                     22.6%
    Average Loan to Value Ratio (75 largest
       loans)                                                         70%                                       70%
    Debt Coverage Ratio (75 largest loans)                            N/A                                     1.33x
- ------------------------------------------------------------------------------------------------------------------------

Substantially all Construction and Commercial Real Estate loans have personal guarantees of the principals involved. Owner occupied Commercial Real Estate portfolio totals represented 30% of the total Commercial Real Estate portfolio at September 30, 2001.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

Allocations of the allowance for loan losses are made on an individual loan basis for all identified potential problem loans with a percentage allocation for the remaining portfolio. The allocation of the remaining allowance represents an approximation of the reserves for each category of loans based on management's evaluation of the respective historical charge-off experience and risk within each loan type.

                                                     Percent of                    Percent of                       Percent of
                                     September 30,    Loans to      December 31,    Loans to     September 30,       Loans to
(Dollars in thousands)                   2001       Total Loans        2000        Total Loans       2000           Total Loans
                                   -----------------------------------------------------------------------------------------------
Commercial, financial, and
  agricultural                        $  36,307        11.9%        $  28,411          13.1%        $  28,578            13.0%
Real estate-commercial                   43,907        34.6%           45,017          33.9%           40,963            32.9%
Real estate-construction                 16,086        21.4%           16,089          17.7%           17,221            18.4%
Real estate-mortgage                     10,328        20.7%           13,705          27.3%           12,971            27.8%
Installment and consumer                  2,544         2.5%            3,021           2.9%            3,272             3.1%
Mortgage warehouse lending                2,119         8.5%              942           4.0%              743             3.3%
Other                                     4,053         0.4%            2,870           1.1%            3,165             1.5%
                                   --------------------------------------------------------------------------------------------
TOTAL                                 $ 115,344       100.0%        $ 110,055         100.0%        $ 106,913           100.0%
                                   ============================================================================================


SUMMARY OF LOAN LOSS EXPERIENCE

                                                        September 30,     December 31,     September 30,
(Dollars in thousands)                                       2001             2000              2000
                                                    ----------------------------------------------------
Allowance for loan losses - January 1                     $  110,055         $  99,027        $  99,027

Charge-offs:
  Commercial, financial, and agricultural                      9,343            10,650            8,568
  Real estate-commercial                                       8,268             3,399            2,705
  Real estate-construction                                        45               529              117
  Real estate-residential                                      2,275             3,260            2,208
  Installment and consumer                                     2,480             4,492            3,248
  Other                                                          627             1,118              882
                                                    ----------------------------------------------------
Total charge-offs                                             23,038            23,448           17,728
                                                    ----------------------------------------------------
Recoveries:
  Commercial, financial, and agricultural                        566             1,272            1,115
  Real estate-commercial                                         310               745              494
  Real estate-construction                                         8                62               61
  Real estate-residential                                        326               440              397
  Installment and consumer                                     1,559             1,898            1,374
  Other                                                          149               284              256
                                                    ----------------------------------------------------
Total recoveries                                               2,918             4,701            3,697
                                                    ----------------------------------------------------

                                                         September 30,     December 31,     September 30,
                                                             2001             2000              2000
                                                       -------------------------------------------------
Net charge-offs                                               20,120            18,747           14,031
Addition to allowance for branch acquisition                     566                 -                -
Addition to allowance charged to operating expense            24,843            29,775           21,917
                                                       -------------------------------------------------
Allowance for loan losses-end of period                   $  115,344        $  110,055       $  106,913
                                                       =================================================

Based on softening economic conditions, nonperforming assets increased to 0.72% of net loans and other real estate at September 30, 2001. Nonperforming assets have increased $20.8 million from December 31, 2000. Most of this increase was from one loan relationship. Annualized net charge-offs remained relatively low at .27% of loans year to date. Management continuously monitors and evaluates recoverability of problem assets and adjusts loan loss reserves accordingly. Loan loss reserve was 1.16% of loans at September 30, 2001 compared to 1.14% at December 31, 2000 and 1.15% at September 30, 2000.

NONPERFORMING ASSETS ARE SUMMARIZED BELOW


                                                              September 30,     December 31,    September 30,
(Dollars in thousands)                                            2001             2000            2000
                                                             -------------------------------------------------
Nonaccrual loans                                             $  58,441        $    41,418       $   43,787
Restructured loans                                               1,125              1,161            1,174
                                                             -------------------------------------------------
  Total nonperforming loans *                                   59,566             42,579           44,961
Other real estate owned and in substance foreclosures           12,805              8,978            6,631
                                                             -------------------------------------------------
  Total nonperforming assets *                               $  72,371        $    51,557       $   51,592
                                                             =================================================
Aggregate loans contractually past due 90 days
    for which interest is being accrued                      $  21,095        $     9,842       $   10,536
Net charge-offs quarter-to-date                              $   9,199        $     4,710       $    6,420
Net charge-offs year-to-date                                 $  20,120        $    18,747       $   14,031
RATIOS
   PERIOD END:
      Total nonperforming assets as a percent of net
        loans and other real estate                              0.72%              0.53%            0.55%
     Allowance as a percent of net loans                         1.16%              1.14%            1.15%
     Allowance as a percent of nonperforming assets *             159%               213%             207%
     Allowance as a percent of nonperforming loans *              194%               258%             238%
   FOR THE PERIOD ENDED:
     Net charge-offs as a percent of average net loans -
       (annualized basis):
     Quarter to date                                             0.37%              0.20%            0.28%
     Year to date                                                0.27%              0.21%            0.21%


* Does not include loans contractually past due 90 days or more which are still accruing interest.

In addition to the monitoring of the nonperforming assets identified above, management, through its loan officers, internal credit review staff and external examinations by regulatory agencies, regularly monitors selected accruing loans for which general economic conditions or changes within a particular industry could cause the borrower financial difficulties. This continuous monitoring of the loan portfolio and the related identification of loans with a high degree of credit risk are essential parts of BancGroup's credit management. In connection with such reviews, collateral values are updated where considered necessary. If collateral values are judged insufficient or other sources of repayment inadequate, the loans are reduced to estimated recoverable amounts through increases in reserves allocated to the loans or charge-offs.

Nonperforming loans and selected potential problem loans represent all material credits for which management has serious doubts as to the ability of the borrowers to comply with the loan repayment terms. Management also expects that the resolution of these problem credits as well as other performing loans will not materially impact future operating results, liquidity or capital resources. The recorded investment in impaired loans at September 30, 2001 was $59.6 million and these loans had a corresponding valuation allowance of $24.0 million.

LIQUIDITY:

BancGroup has addressed its liquidity and interest rate sensitivity through its policies and structure for asset/liability management. It has created the Asset/Liability Management Committee ("ALMCO"), the objective of which is to optimize the net interest margin while assuming reasonable business risks. ALMCO annually establishes operating constraints for critical elements of BancGroup's business, such as liquidity and interest rate sensitivity. ALMCO constantly monitors performance and takes action in order to meet its objectives.

A prominent focus of ALMCO is maintaining adequate liquidity. Liquidity is the ability of an organization to meet its financial commitments and obligations on a timely basis. These commitments and obligations include credit needs of customers, withdrawals by depositors, repayment of debt when due and payment of operating expenses and dividends.

Core deposit growth is a primary focus of BancGroup's funding and liquidity strategy. Average retail deposits excluding broker and time deposits grew at an annualized rate of 9% for the nine months ended September 30, 2001. Core deposit growth continues to be a primary strategic objective of the Company.

In addition to funding growth through core deposits, BancGroup has worked to expand the availability of long and short term wholesale funding sources. As of September 30, 2001 the Bank utilized just 49% of the total wholesale funding sources estimated to be available to them. Management believes its liquidity sources and funding strategies are adequate given the nature of its asset base and current loan demand.

INTEREST RATE SENSITIVITY:

The Federal Reserve has lowered the target fed funds rate 10 times this year, a total of 450 basis points, to 2.00% its lowest level in over 40 years. Such a series of rate cuts by the Federal Reserve has not been observed since the last recession of 1991.

ALMCO's goal is to minimize volatility in the net interest margin from changes in interest rates by taking an active role in managing the level, mix, repricing characteristics and maturities of assets and liabilities and by analyzing and taking action to manage mismatch and basis risk. ALMCO monitors the impact of changes in interest rates on net interest income using several tools, including static rate sensitivity reports, or Gap reports, and income simulations modeling under multiple rate scenarios.

The following table represents the output from the Company's most recent simulation model, when the Fed Funds Rate was 2.50%, and measures the impact on net interest income of an immediate and sustained change in interest rates in 100 basis point increments for the 12 calendar months following the date of the change. This twelve month projection of Net Interest Income under these scenarios is compared to both the twelve month Net Interest Income projection with rates unchanged and third quarter 2001 net interest income annualized.


                                                             Percentage Change in 12 Month Projected (1):
                                               ------------------------------------------------------------------------
                                                                                       3rd Qtr 2001 Net Interest Income
                                                                                        Annualized Versus Net Interest
                                                Fed Funds Rate    Net Interest Income               Income
                                               ----------------   -------------------  --------------------------------
Basis Points change
- -------------------
+200 ......................................           4.50                  2%                         11%
+100 ......................................           3.50                  1                          11
No Change                                             2.50                  -                          10
- -100 ......................................           1.50                 (2)                          8
- -200 ......................................           0.50                 (4)                          5
- -----------------------------------------------------------------------------------------------------------------------

(1) The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions BancGroup could undertake in response to changes in interest rates.

This table shows that under all rate shock scenarios, net interest income is expected to improve versus recent results, although the expected benefit is less if rates continue to decline. The improvement in margin is due largely to the downward repricing of the CD portfolio. As of September 30, 2001, $2.5 billion of BancGroup's CD portfolio will mature and reprice within the next six months at rates that are expected to be approximately 2.50% below their current cost. The benefit is reduced if rates continue to decline due to compression, as many deposit products are nearing natural floors.

The following table summarizes BancGroup's Maturity / Rate Sensitivity or Gap at September 30, 2001.

                              (Dollars in millions)

                                           0-90 days              0-365 days
                                           ---------              ----------
Rate Sensitive Assets (RSA)                 $5,972                  $7,894
Rate Sensitive Liabilities (RSL)             4,114                   6,927
Cumulative Gap (RSA-RSL)                     1,858                     967
Cumulative Gap Ratio
(Cum. Gap / Total Assets)                     15%                      8%

The last two lines of the proceeding table represents interest rate sensitivity gap which is the difference between rate sensitive assets and rate sensitive liabilities.

In reviewing the table, it should be noted that the balances are shown for a specific point in time and, because the interest sensitivity position is dynamic, it can change significantly over time. For all interest earning assets and interest bearing liabilities, variable rate assets and liabilities are reflected in the time interval of the assets or liabilities' earliest repricing date. Fixed rate assets and liabilities have been allocated to various time intervals based on contractual repayment and prepayment assumptions. Furthermore, the balances reflect contractual repricing of the deposits and management's position on repricing certain deposits where management discretion is permitted. Certain demand deposit accounts and regular savings accounts have been classified as repricing beyond one year in accordance with regulatory guidelines. While these accounts are subject to immediate withdrawal, experience and analysis have shown them to be relatively rate insensitive.

CAPITAL RESOURCES:

Management is committed to maintaining capital at a level sufficient to protect shareholders and depositors, provide for reasonable growth and fully comply with all regulatory requirements. Management's strategy to achieve these goals is to retain sufficient earnings while providing a reasonable return to shareholders in the form of dividends and return on equity. The Company's dividend payout ratio target range is 30-45%. Dividend rates are determined by the Board of Directors in consideration of several factors including current and projected capital ratios, liquidity and income levels and other bank dividend yields and payment ratios.

The amount of a cash dividend, if any, rests with the discretion of the Board of Directors of BancGroup as well as upon applicable statutory constraints such as the Delaware law requirement that dividends may be paid only out of capital surplus or net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

BancGroup also has access to equity capital markets through both public and private issuances. Management considers these sources and related return in addition to internally generated capital in evaluating future expansion or acquisition opportunities.

The Federal Reserve Board has issued guidelines identifying minimum Tier I leverage ratios relative to total assets and minimum capital ratios relative to risk-adjusted assets. The minimum leverage ratio is 3% but is increased from 100 to 200 basis points based on a review of individual banks by the Federal Reserve. The minimum risk adjusted capital ratios established by the Federal Reserve are 4% for Tier I and 8% for total capital. BancGroup's actual capital ratios and the components of capital and risk adjusted asset information (subject to regulatory review) as of September 30, 2001 are stated below:

  Capital (in thousands):
      Tier I Capital                     $     818,373
      Tier II Capital                          376,867
                                         --------------
  Total Capital                          $   1,195,240
                                         ==============

  Risk Adjusted Assets (in thousands)    $  10,485,372

Capital Ratios:

                                          September 30, 2001  December 31, 2000
                                          ------------------  ----------------
  Tier I leverage ratio (minimum 3%)              6.57%             6.66%
  Risk Adjusted Capital Ratios:
     Tier I Capital Ratio (minimum 4%)            7.81%             8.24%
     Total Capital Ratio (minimum 8%)            11.40%            10.59%

BancGroup has increased capital gradually through normal earnings retention as well as through stock registrations to capitalize acquisitions. The decrease in the Tier I Capital Ratio is primarily due to asset growth and a change in the mix of assets. The increase in the Total Capital Ratio is due to the issuance on May 23, 2001 of $150 million in subordinated debt by Colonial Bank that qualifies as Tier II Capital.

Management continuously monitors its capital levels in order to ensure it is taking the necessary steps to support future internally generated growth and fund the quarterly dividend rates that are currently $0.12 per share each quarter.

AVERAGE VOLUME AND RATE
(UNAUDITED)


(Dollars in thousands)                                                Three Months Ended September 30,
                                                                      --------------------------------
                                                                2001                                   2000
                                                 ------------------------------------   ------------------------------------
                                                    Average                                Average
                                                    Volume       Interest     Rate         Volume      Interest     Rate
                                                 ------------------------------------   ------------------------------------
ASSETS
  Loans, net                                       $10,013,262    $ 193,064    7.66%      $ 9,157,607   $ 206,901     9.01%
  Mortgage loans held for sale                          22,733          357    6.28%            7,820         169     8.64%
  Investment securities and securities available
     for sale and other interest-earning assets      1,810,740       28,461    6.29%        1,701,418      29,145     6.85%
                                                 ---------------------------            --------------------------
  Total interest-earning assets(1)                  11,846,735      221,882    7.44%       10,866,845     236,215     8.67%
                                                               -------------                          ------------

  Nonearning assets                                    683,969                                836,380
                                                 --------------                         --------------
    Total assets                                   $12,530,704                            $11,703,225
                                                 ==============                         ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing deposits                        $ 7,132,760       77,487    4.31%      $ 7,031,652      94,618     5.35%
  Short-term borrowings                              1,496,364       13,104    3.47%        1,640,684      27,079     6.56%
  Long-term debt                                     1,708,905       25,478    5.92%          923,727      15,074     6.47%
                                                 ---------------------------            --------------------------
  Total interest-bearing liabilities                10,338,029      116,069    4.45%        9,596,063     136,771     5.67%
                                                 ---------------------------            --------------------------
  Noninterest-bearing demand deposits                1,257,231                              1,280,650
  Other liabilities                                     96,308                                 95,987
                                                 --------------                         --------------
  Total liabilities                                 11,691,568                             10,972,700
  Shareholders' equity                                 839,136                                730,525
                                                 --------------                         --------------
Total liabilities and shareholders' equity         $12,530,704                            $11,703,225
                                                 ==============                         ==============

RATE DIFFERENTIAL                                                              2.99%                                  3.00%

NET YIELD ON INTEREST-EARNING ASSETS                              $ 105,813    3.56%                     $ 99,444     3.67%
                                                               =============                          ============

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is equal to actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

AVERAGE VOLUME AND RATE
(UNAUDITED)


(Dollars in thousands)                                                   Nine Months Ended September 30,
                                                                         -------------------------------
                                                                   2001                                   2000
                                                    ------------------------------------   ------------------------------------
                                                       Average                                Average
                                                       Volume       Interest     Rate         Volume      Interest     Rate
                                                    ------------------------------------   ------------------------------------
ASSETS
  Loans, net                                          $10,088,151    $ 614,698    8.14%      $ 8,890,094   $ 592,082     8.89%
  Mortgage loans held for sale                             19,209          933    6.48%           16,753       1,005     8.00%
  Investment securities and securities available
     for sale and other interest-earning assets         1,672,076       81,049    6.46%        1,715,625      87,008     6.76%
                                                    ---------------------------            --------------------------
  Total interest-earning assets(1)                     11,779,436      696,680    7.90%       10,622,472     680,095     8.55%
                                                                  -------------                          ------------

  Nonearning assets                                       668,101                                908,190
                                                    --------------                         --------------
    Total assets                                      $12,447,537                            $11,530,662
                                                    ==============                         ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing deposits                           $ 7,246,644      260,177    4.80%      $ 6,923,144     262,066     5.06%
  Short-term borrowings                                 1,617,382       55,927    4.62%        1,479,478      68,907     6.22%
  Long-term debt                                        1,469,713       65,937    5.99%          971,211      46,477     6.39%
                                                    ---------------------------            --------------------------
  Total interest-bearing liabilities                   10,333,739      382,041    4.94%        9,373,833     377,450     5.38%
                                                    ---------------------------            --------------------------
  Noninterest-bearing demand deposits                   1,199,493                              1,332,427
  Other liabilities                                       101,365                                106,029
                                                    --------------                         --------------
  Total liabilities                                    11,634,597                             10,812,289
  Shareholders' equity                                    812,940                                718,373
                                                    --------------                         --------------
Total liabilities and shareholders' equity            $12,447,537                            $11,530,662
                                                    ==============                         ==============

RATE DIFFERENTIAL                                                                 2.96%                                  3.17%

NET YIELD ON INTEREST-EARNING ASSETS                                 $ 314,639    3.57%                    $ 302,645     3.80%
                                                                  =============                          ============

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is equal to actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

ANALYSIS OF INTEREST INCREASES / (DECREASES)
(UNAUDITED)


                                                 Three Months Ended September 30, 2001
(Dollars in thousands)                                      Change from 2000
                                                                  Attributed to (1)
                                                   Total         Volume         Rate
                                                  --------      --------      --------
INTEREST INCOME:
   Total loans, net                               $(13,837)     $ 18,591      $(32,428)
   Mortgage loans held for sale                        188           246           (58)
   Investment securities and securities
   for sale and other interest-earning assets         (684)        2,259        (2,943)
                                                  --------      --------      --------
Total interest income(2)                           (14,333)       21,096       (35,429)
                                                  --------      --------      --------

INTEREST EXPENSE:
  Interest-bearing deposits                       $ 18,971      $ (1,229)     $ 20,200
  Short-term borrowings                             14,092         2,212        11,880
  Long-term debt                                    (9,787)      (11,223)        1,436
                                                  --------      --------      --------
Total interest expense                              23,276       (10,240)       33,516
                                                  --------      --------      --------
Net interest income                               $  8,943      $ 10,856      $ (1,913)
                                                  ========      ========      ========

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. Tax equivalent average rate is: tax equivalent interest earned divided by average volume.

ANALYSIS OF INTEREST INCREASES / (DECREASES)
(UNAUDITED)

                                                  Nine Months Ended September 30, 2001
(Dollars in thousands)                                     Change from 2000
                                                                   Attributed to (1)
                                                   Total         Volume         Rate
                                                  --------      --------      --------
INTEREST INCOME:
   Total loans, net                               $ 22,616      $ 75,275      $(52,659)
   Mortgage loans held for sale                        (72)          135          (207)
   Investment securities and securities
   for sale and other interest-earning assets       (5,959)       (2,170)       (3,789)
                                                  --------      --------      --------
Total interest income(2)                            16,585        73,240       (56,655)
                                                  --------      --------      --------

INTEREST EXPENSE:
  Interest-bearing deposits                       $  1,889      $(11,930)     $ 13,819
  Short-term borrowings                             12,980        (5,970)       18,950
  Long-term debt                                   (19,460)      (22,527)        3,067
                                                  --------      --------      --------
Total interest expense                              (4,591)      (40,427)       35,836
                                                  --------      --------      --------
Net interest income                               $ 11,994      $ 32,813      $(20,819)
                                                  ========      ========      ========

(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume Change = change in volume times old rate. Rate Change = change in rate times old volume. The Rate/Volume Change = change in volume times change in rate, and it is allocated between Volume Change and Rate Change at the ratio that the absolute value of each of those components bear to the absolute value of their total.

(2) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. Tax equivalent average rate is: tax equivalent interest earned divided by average volume.

NET INTEREST INCOME:

Net interest income from continuing operations on a tax equivalent basis increased $6.4 million to $105.8 million for the quarter ended September 30, 2001 from $99.4 million for the quarter ended September 30, 2000. For the nine months ended September 30, 2001, net interest income from continuing operations on a tax equivalent basis increased $12.0 million to $314.6 as compared to $302.6 million for the same period in 2000. Net interest margins remained constant at 3.55% for the third quarter of 2001 compared to 3.55% for the second quarter of 2001, and 3.67% for the third quarter of 2000. Net interest margins decreased from 3.80% to 3.57% for the nine months ended September 30, 2000 compared to the same period in 2001.

The average rate on loans was 7.66% for the third quarter of 2001 compared to 8.06% for the second quarter 2001 and 9.01% for the third quarter of 2000, respectively. During this same time, the rate on average interest bearing deposits was 4.31% for the third quarter of 2001 compared to 4.78% and 5.35% for the second quarter of 2001 and third quarter of 2000, respectively. Although rates on deposits have declined, they reprice more slowly than loan rates primarily due to market competition and the natural lag in the repricing of the CD's portfolio. Although Certificates of Deposits represent approximately 59% of interest bearing deposits as of September 30, 2001, $2.5 billion will mature and reprice within the next six months at rates that are expected to be approximately 2.5% below their current cost.

LOAN LOSS PROVISION:

The provision for loan losses for the third quarter ended September 30, 2001 was $7,901,000 compared to $8,886,000 for the same period in 2000. The Company continues to focus its efforts on relationship based lending to known customers in its local market areas.

The current allowance for loan losses provides a 194% coverage of nonperforming loans compared to 258% at December 31, 2000 and 239% at September 30, 2000. See management's discussion on loan quality and the allowance for loan losses presented in the Financial Condition section of this report.

NONINTEREST INCOME:

Noninterest income increased $5.1 million (8.8%) for the nine months ended September 30, 2001 compared to the same period in 2000 and decreased $200,000 (0.9%) for the three months ended September 30, 2001 over the three months ended September 30, 2000. The year to date increase is primarily attributable to service charges on deposit accounts, cash management services, mortgage origination income, electronic banking fees and securities gains.

Mortgage origination fees increased $898,000 (19.9%) for the nine months ended September 30, 2001 compared to the same period in 2000 and decreased $210,000 (10.0%) for the three months ended September 30, 2001 over the three months ended September 30, 2000. The year-to-date increase is the result of additional production of one-to-four family mortgage loans sold in the secondary market. The increase in production is directly related to the decrease in mortgage rates throughout 2001. Management believes that the decrease in production for the quarter is due to uncertainty in the economy.

BancGroup continues to expand electronic banking services through its ATM network, check card services, and internet banking. Noninterest income from electronic banking services increased 17.1% for the nine months ended September 30, 2001 and 17.4% for the three months ended September 30, 2001 compared to the same periods in 2000.

Service charges on deposit accounts increased $1.9 million (6.6%) for the nine months ended September 30, 2001 over the same period in 2000 and $833,000 (8.4%) for the three months ended September 30,

2001 when compared to the three months ended September 30, 2000. This increase is the result of normal deposit account related fees and an increase in cash management fees of approximately $585,000 (36.1%) and $185,000 (31.3%) for the nine months and three months ended September 30, 2001, respectively.

Wealth management experienced a $343,000 decrease in fee income from security sales for the nine months ended September 30, 2001 over the same period in 2000, but increased $75,000 in the third quarter of 2001 when compared to the third quarter of 2000. Management believes that the nine month decrease is due to the volatility in the equity market and the overall outlook on the economy by investors.

NONINTEREST EXPENSES:

In support of the Company's sales culture, BancGroup continues to make strategic investments in its product and service offerings, technology systems, incentives and branch network to enhance the Company's competitive presence in existing markets. BancGroup's philosophy is to make strategic investments in the tools employees need to optimize its customers' financial success. Accordingly, noninterest expense increased 6.8% for the quarter ended September 30, 2001 as compared to the same period last year.

As a result of slowing loan demand, the company took initiatives in the third quarter to reduce noninterest expenses. Accordingly, total noninterest expense excluding amortization of intangibles and approximately $437,000 in merger related expense has decreased $3.4 million (4.8%) as compared to the second quarter of 2001.

BancGroup's net overhead (total noninterest expense less noninterest income, excluding security gains) was $147.7 million for the nine months ended September 30, 2001 and $48.6 million for the three months ended September 30, 2001 compared to $135.1 million and $44.0 million for the nine months and three months ended September 30, 2000, respectively.

Noninterest expense increased $15.7 million for the first nine months of 2001 compared to 2000 and $4.4 million for the third quarter of 2001 compared to the third quarter of 2000. Noninterest expense to average assets remained constant at 2.24% for the nine months ended September 30, 2001 and 2000.

The increase in bank related expenses is primarily due to an increase of approximately $9.8 million and $2.4 million for the nine months and three months ended September 30, 2001 over the same periods in 2000, respectively, in salaries and employee benefits. These salary increases are due to additional branches operating, normal salary increases, additional incentive related compensation, and increased pension costs.

In order to improve the Company's market presence, three of its regional headquarters were relocated in 2001. The Company also opened ten new branches and two loan production offices since September 2000. Occupancy and equipment expense for the nine months and third quarter of 2001 increased $2.8 million and $809,000, respectively, when compared to the same periods in 2000. This increase is also due to increased rent expense, higher utility cost, and improvements and expansions of bank facilities. In addition to the changes in branch structure, the Company continues to invest in improved technology equipment and software.

Intangible asset amortization increased $1.5 million and $796,000 for the nine months and three months ended September 30, 2001, respectively, over the same periods in 2000 due to the purchase of two branches in Nevada in January of 2001 (See Note D to the Consolidated Financial Statements).

PROVISION FOR INCOME TAXES:

BancGroup's provision for income taxes is based on an approximate 36.0% and 36.5%, estimated annual effective tax rate for the years 2001 and 2000, respectively. The provision for income taxes for the nine months ended September 30, 2001 and 2000 was $51,226,000 and $52,611,000, respectively.